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Exhibit 99.1

CIBER, Inc.
5251 DTC Parkway, Suite 1400
Greenwood Village, CO 80111
www.ciber.com

For Immediate Release	Contacts:	Doug Eisenbrandt	Jenn Wing
		Investor Relations	Media Relations
		303-220-0100	303-220-0100
		IR@ciber.com	jwing@ciber.com

CIBER FILES SHELF EQUITY REGISTRATION STATEMENT

GREENWOOD VILLAGE, Colo.—June 21, 2004—CIBER, Inc. (NYSE: CBR) today announced the filing of a shelf registration statement on Form S-3 with the U.S. Securities and Exchange Commission (SEC) pursuant to which the Company may, after the registration statement is declared effective by the SEC, offer and sell from time to time up to 10 million shares of its common stock. The terms of any future offerings would be established at the time of the offering.

        The shelf registration statement, when declared effective by the SEC, would enable the Company to raise funds from the offering of common stock from time to time and through one or more methods of distribution, subject to market conditions and the Company's capital needs. The Company plans to use the proceeds from any offering under the registration statement for general corporate purposes, including acquisitions.

        A copy of the prospectus included in the registration statement may be obtained at the SEC's website at www.sec.gov, through the Investors section of the CIBER website at www.ciber.com or via written request to CIBER, Inc., 5251 DTC Parkway, Suite 1400, Greenwood Village, CO 80111 Attention: Investor Relations. In addition, CIBER will file a prospectus supplement with the SEC in connection with any offering under the shelf registration statement.

        A registration statement relating to these securities has been filed with the SEC but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About CIBER, Inc.

        CIBER, Inc. (NYSE: CBR) is a leading international system integration consultancy with superior value-priced services for both private and government sector clients. CIBER's services are offered on a project or strategic staffing basis, in both custom and enterprise resource planning (ERP) package environments, and across all technology platforms, operating systems and infrastructures. Founded in 1974, the company's consultants now serve client businesses from over 60 CIBER and 11 CIBER Europe offices. With offices in 10 countries, annualized revenue of approximately $850 million and more that 7,000 employees, CIBER's IT specialists continuously build and upgrade our clients' systems to "competitive advantage status." CIBER is included in the Russell 2000 Index and the S&P Small Cap 600 Index. CIBER, ALWAYS ABLE.

Forward-Looking and Cautionary Statements

        Except for the historical information and discussions contained herein, statements contained in this release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in the company's filings with the Securities and Exchange Commission. CIBER and the CIBER logo are trademarks or registered trademarks of CIBER, Inc.

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CIBER FILES SHELF EQUITY REGISTRATION STATEMENT